UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 21, 2021
Date of Report (date of earliest event reported)
CROSSFIRST BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Kansas	001-39028	26-3212879
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11440 Tomahawk Creek Parkway	Leawood	Kansas
(Address of Principal Executive Offices)

66211
(Zip Code)

(913) 312-6822
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 21, 2021, CrossFirst Bankshares, Inc. (the “Company”), announced that it has appointed Ben Clouse as its Chief Financial Officer, effective July 12, 2021.
Mr. Clouse, age 47, is joining the Company after serving as Chief Financial Officer of Waddell & Reed Financial, Inc., a financial services firm, from 2018 until its acquisition in 2021. Previously, Mr. Clouse served at that company as Vice President and Chief Accounting Officer from February 2017 to February 2018, Vice President and Principal Accounting Officer from March 2016 to February 2017 and Vice President from October 2015 until March 2016. Prior thereto, Mr. Clouse served as Chief Financial Officer of Executive AirShare Corporation, a private aviation company, from September 2012 to October 2015. From 2006 to 2012 and from 2002 to 2005, he served in various roles with H&R Block, Inc., a tax preparation company in Kansas City, Missouri, including Assistant Vice President — Audit Services and Assistant Vice President and Controller — Tax Services. From 2005 to 2006, Mr. Clouse served as Vice President — Finance and Corporate Controller of Gold Bank Corporation, Inc., a bank holding company. From September 1996 to January 2002, he served in various roles in the audit practice of Deloitte.
In connection with Mr. Clouse's appointment, the Company and Mr. Clouse entered into a letter agreement, effective as of June 21, 2021 (the “Offer Letter”), setting forth the terms of his employment. Pursuant to the Offer Letter, upon the commencement of his employment, Mr. Clouse will receive an annual salary of $420,000 and be eligible to participate in the Company’s annual bonus program beginning with the 2021 fiscal year. His target bonus will be 50% of his base salary, with a maximum bonus opportunity of 75% of his base salary. His 2021 bonus will be prorated based on his date of hire. Pursuant to the Offer Letter, Mr. Clouse will be eligible to participate in the Company’s 2018 Omnibus Equity Incentive Plan, and will receive an inaugural, one-time grant of 5,000 time-based restricted stock units that vest in one third increments over the next three years. He will also receive 25,000 stock settled appreciation rights. The stock settled appreciation rights will vest on each anniversary of the date of grant in installments over a seven year period in equal tranches. Mr. Clouse will have an opportunity to receive future annual equity grants valued at 40% of his annual base salary, subject to the discretion of the Compensation Committee, of which 50% will be performance-based awards and 50% will be time-based restricted stock units. The terms of the equity awards will be governed by the Company’s 2018 Omnibus Equity Incentive Plan and applicable award agreements. Mr. Clouse will be eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees. Pursuant to the Offer Letter, Mr. Clouse will also be eligible to participate in the Company's Senior Executive Severance Plan (the “Plan”) in accordance with the previously disclosed terms of the Plan.
There are no family relationships between Mr. Clouse and any director or executive officer of the Company and there are no transactions between Mr. Clouse and the Company that would be reportable under Item 404(a) of Regulation S-K.
The foregoing summary of the terms of Mr. Clouse's employment is not complete and is qualified in its entirety by the full text of the employment agreement that the Company and Mr. Clouse will enter into reflecting the terms of the Offer Letter, a copy of which will be filed by the Company in a subsequent periodic report with the Securities and Exchange Commission.

Item 7.01.    Regulation FD Disclosure.
The full text of the press release announcing Mr. Clouse’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated June 21, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 21, 2021	CROSSFIRST BANKSHARES, INC.

		By:	/s/ Michael J. Maddox
Michael J. Maddox President and Chief Executive Officer